Exhibit 99.1

TRANSGENOMIC STOCKHOLDERS AND PRECIPIO DIAGNOSTICS MEMBERS APPROVE MERGER

OMAHA, Neb. and NEW HAVEN, Conn., (June 6, 2017) -- Transgenomic, Inc. (OTCBB: TBIO) today announced that its stockholders have approved the merger with Precipio Diagnostics, LLC. Upon completion of the merger, the company expects to meet the requirements for its stock to be relisted on NASDAQ under the new symbol “PRPO.”

Over 90% of the votes cast by Transgenomic shareholders were in favor of the merger and the other various proposals that were put forth for consideration at yesterday’s special stockholder meeting. In addition, Precipio Diagnostics’ members approved the merger with over 95% of the outstanding membership interests voting in favor. Both companies are continuing to work to close the combined company’s $7 million private placement of preferred convertible securities, as well as a conversion of all outstanding secured debt into the combined company’s preferred convertible securities.

Upon completion of these remaining conditions, the merger will be consummated. Additionally, the conversion of secured debt and planned capital infusion are expected to provide the combined company with a clean balance sheet and sufficient capital to pursue its planned expansion.

Paul Kinnon, Transgenomic President and Chief Executive Officer, said “We are very pleased that the merger with Precipio has been approved by the stakeholders in both companies. We believe that the combination of our leading ICE COLD-PCR mutation detection technology and Precipio Diagnostics’ unique business model and expertise aimed at improving the diagnosis and treatment of cancer has major clinical and commercial potential.”

“We are delighted to have reached this stage and received the approval of both companies’ stockholders and members for the merger. We appreciate everyone’s patience as the companies went through this long and complex process, and now we are ready to get to work and focus together on building the new company,” said Ilan Danieli, Precipio Diagnostics founder and Chief Executive Officer. “We believe strongly that this is the beginning of increased value creation for our stockholders and new investors, as we join these two companies’ business models and teams, utilizing our network of expertise, and proprietary technologies to deliver an improved level of diagnostic accuracy to patients”.

Transgenomic’s ICE COLD-PCR (ICP) offers major advantages over current sequencing technologies. It delivers at least a 100-fold improvement in sensitivity compared to standard methodologies, allowing detection of both known and previously unknown genetic alterations in any exon of any gene using a single assay. It is robust, easy to use and easily implemented, requiring minimal disruption to established sequencing workflows. ICP technology is available as ICEme™ Kits that deliver up to a 500-fold increase in mutation detection compared to most current methods, with levels of detection routinely achievable down to 0.01%. This ultra-high sensitivity enables detection of low level mutations that allow accurate patient monitoring as well as stratification of cancer sub-populations. ICEme Kits work well with most patient samples, including tissue, blood, plasma, urine and other biofluids. The kits are simple to use and work with most of the genomic analytic platforms available in laboratories today. They are easily customizable for use with single mutations or in combination. The current menu includes approximate 20 clinically relevant, actionable mutations that are associated with important cancers. Additional mutations are being added on an ongoing basis.

ICE COLD-PCR was originally developed by the laboratory of Dr. Mike Makrigiorgos at the Dana-Farber Cancer Institute, which has exclusively licensed rights to the technology to Transgenomic.

About Transgenomic

Transgenomic, Inc. is a global biotechnology company advancing personalized medicine in oncology and inherited diseases through advanced diagnostic technologies, such as its revolutionary ICE COLD-PCR, which enables use of liquid biopsies for mutation detection. The company also provides specialized clinical and research services to biopharmaceutical companies developing targeted therapies. Transgenomic’s diagnostic technologies are designed to improve medical diagnoses and patient outcomes.

About Precipio Diagnostics

Precipio Diagnostics has built a platform to harness the intellect, expertise and technology developed within academia, delivering quality diagnostic information to physicians and patients worldwide. Through its collaborations with world-class academic institutions specializing in cancer research, diagnostics and treatment, and its experience delivering quality service, Precipio Diagnostics offers a new standard of diagnostic accuracy enabling the highest level of patient care. For more information, visit precipiodx.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the ability of the Company to grow its involvement in the diagnostic products and services markets, expectations regarding new clients, projects and prospects, and ICP’s ability to accelerate the Company’s growth and generate revenue. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Contacts:

Transgenomic Media:	Transgenomic Investors
Barbara Lindheim	Transgenomic Investor Relations
BLL Partners	investor.relations@transgenomic.com
212-584-2276
blindheim@bllbiopartners.com